EXHIBIT 99.1

Applied BioSciences Launches Patented New Product CanaGel(TM)

Posted: Jun 19, 2018 6:17 AM PDTUpdated: Jun 19, 2018 6:17 AM PDT

LOS ANGELES, CA / ACCESSWIRE / June 19, 2018 / Applied BioSciences Corp. (OTCQB: APPB) (the “Company”), a diversified cannabinoid therapeutics company focused on the medical, bioceutical and pet health industries, today announced that the Company has entered into a marketing and distribution agreement with CanaGel™ to launch their first patent-protected product, Hemp Oil Gel Melts.

The Company continues to increase sales of hemp-derived products through its wholly owned divisions, Remedi and TherPet, and is now pleased to report that it will be adding the patented CanaGel™ Hemp Oil Gel Melts to its comprehensive suite of product offerings.

“Since all CanaGel™ products are non-GMO, vegan, paleo, gluten-free, and sugar-free, we knew that consumers would be interested in an exciting new alternative to the existing oils, capsules, edibles and chewables on the market,” commented Chris Bridges, President of Applied BioSciences Corp.

Independent lab tests show that after 2.5 minutes of contact, 80% of Phytocannabinoids were absorbed in vitro, and after just 5 minutes, virtually 100% of the nutrient-rich Phytocannabinoids were absorbed in vitro.

Per the agreement, the Company will leverage its North American and European marketing and distribution channels to assist CanaGel™ in launching its first doctor-developed product.

“We are excited to be selected by CanaGel™ as its first marketing and distribution partner,” commented JJ Southard, Vice President of Products at Applied BioSciences. “By leveraging our strength in the hemp-derived products space, we expect to make waves with what lab tests show to be one of the highest bioavailable phytocannabinoid supplements on the market.”

About CanaGel™

Developed by an internationally renowned doctor and oral surgeon, CanaGel™ was designed to be simple, convenient and effective. CanaGel™is the first ever patented gel melts with Full-spectrum Phytocannabinoid Rich Hemp oil. The innovative, patented technology used in CanaGel™ is an easy way to get your daily hemp oil that is also Organic, Gluten and Sugar Free. Learn more at http://canagel.com/.

About Applied BioSciences Corp.

Applied BioSciences Corp. (www.appliedbiocorp.com), is a diversified company focused on multiple areas of the medical, bioceutical and pet health industry. As a leading company in the CBD and Pet health space, the company is currently shipping to the majority of US states as well as to 5 International countries. The company is focused on select investment, consumer brands, and partnership opportunities in the recreational, health and wellness, nutraceutical, and media industries.

All of Applied BioSciences’ products are formulated with organic 99%+ pure cannabidiol along with our proprietary blend of certified organic botanicals, herbals and essential oils to further optimize bioavailability.

The company has several strategic partnerships and investments currently in place and is actively pursuing additional partnerships and strategic growth opportunities.

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Contact

Email: ir@appliedbiocorp.com or info@appliedbiocorp.com

To be added to the Applied BioSciences email distribution list, please email info@appliedbiocorp.com with APPB in the subject line.

Official Website: www.appliedbiocorp.com

Brands:

www.remedishop.com
www.therpet.com

Follow us:

Facebook @remedicbd & @therpetcbd

Instagram @remedishop & @therpet

Twitter @remedishop & @therpet

Safe Harbor Statement

Except for historical information contained herein, statements in this release may be forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “estimate”, “expect”, “intend” and similar expressions, as they relate to Applied Biosciences Corp. (the “Company”) or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as (i) the development and protection of our brands and other intellectual property, (ii) the need to raise capital to meet business requirements, (iii) significant fluctuations in marketing expenses, (iv) the ability to achieve and expand significant levels of revenues, or recognize net income, from the sale of our products and services, (v) the Company’s ability to conduct the business if there are changes in laws, regulations, or government policies related to cannabis, (vi) management’s ability to attract and maintain qualified personnel necessary for the development and commercialization of its planned products, and (vii) other information that may be detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE: Applied BioSciences Corp.

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